INVESTOR CONTACT: Jess Blomberg ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS SECOND QUARTER FISCAL 2025 RESULTS

Company Achieved Solid Top-Line Growth; Positioned for Strong Second Half

Narrows Fiscal 2025 Net Sales and Earnings Outlook

AUSTIN, Minn. (May 29, 2025) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the second quarter of fiscal 2025, which ended April 27, 2025. All comparisons are to the comparable period of fiscal 2024, unless otherwise noted.

EXECUTIVE SUMMARY — FIRST HALF
•Net sales of $5.89 billion; organic net sales1 up 1%
•Operating income of $477 million; adjusted operating income1 of $519 million
•Operating margin of 8.1%; adjusted operating margin1 of 8.8%
•Earnings before income taxes of $449 million; adjusted earnings before income taxes1 of $491 million
•Effective tax rate of 21.9%
•Diluted earnings per share of $0.64; adjusted diluted earnings per share1 of $0.70
•Cash flow from operations of $366 million

EXECUTIVE SUMMARY — SECOND QUARTER
•Net sales of $2.90 billion; organic net sales1 up 1%
•Operating income of $248 million; adjusted operating income1 of $265 million
•Operating margin of 8.6%; adjusted operating margin1 of 9.1%
•Earnings before income taxes of $230 million; adjusted earnings before income taxes1 of $247 million
•Effective tax rate of 22.0%
•Diluted earnings per share of $0.33; adjusted diluted earnings per share1 of $0.35
•Cash flow from operations of $56 million

EXECUTIVE COMMENTARY

“We achieved solid organic top-line growth and delivered second quarter results in line with our expectations,” said Jim Snee, president and chief executive officer. “We anticipate strong second half growth led by our range of consumer-focused, protein-centric products. Notably, we expect meaningful contributions from our turkey portfolio, continued momentum in the Planters® brand, growth from our leading positions in the marketplace and ongoing benefits from our Transform and Modernize (T&M) initiative. In the face of a dynamic environment, we remain confident in our portfolio, our strategy and our team.”

FISCAL 2025 OUTLOOK

For fiscal year 2025, the Company is:
•Narrowing its organic net sales1 growth outlook to 2% to 3%
•Narrowing its diluted earnings per share expectations to $1.49 to $1.59
•Narrowing its adjusted diluted earnings per share1 expectations to $1.58 to $1.68
•Reaffirming its outlook of year over year T&M benefits in the range of $100 million to $150 million

Fiscal 2025 Outlook	Revised	Previous
Net Sales	$12.0 - $12.2 billion	$11.9 - $12.2 billion
Diluted Earnings per Share	$1.49 - $1.59	$1.49 - $1.63
Adj. Diluted Earnings per Share[1]	$1.58 - $1.68	$1.58 - $1.72

PROGRESS EXECUTING STRATEGIC PRIORITIES – Q2 HIGHLIGHTS

Drive focus and growth in our Retail business
•The Applegate® brand performed well in the second quarter, as consumption growth outpaced the total edible category2 while also gaining households.3 The team’s commitment to delivering high-quality products in convenient formats is evident in previous launches like frozen breakfast sandwiches and the newly launched lightly breaded chicken.
•The Jennie-O® ground turkey business experienced notable retail sales growth relative to last year4 and remains well-positioned to grow in today’s environment. As demand for lean, high-protein offerings continues to rise, we believe Jennie-O® lean ground turkey will continue to be a preferred choice of consumers and retain its strong category leadership position.
•Our Mexican foods portfolio delivered strong year over year growth in the second quarter, driven by double-digit consumption growth in our combined Wholly® and Herdez® refrigerated guacamole products and continued success in Herdez® salsa.4 To further enhance our offerings, the team extended our Herdez® refrigerated entrees line with the bold and authentic flavor of al pastor, an exciting, globally-inspired meal solution.

Expand leadership in Foodservice
•Our Foodservice team again highlighted its innovative leadership during the quarter, bringing on-trend solutions for operators at the International Pizza Expo. The team showcased the new Fontanini® hot honey sliced sausage, providing operators with a trusted offering to deliver the hot honey flavor that consumers are craving.
•Our Flash 180™ chicken is designed to streamline back-of-the-house operations. During the quarter, it continued to be a game-changing solution for operators, simplifying preparation for the most in-demand menu item — the chicken sandwich.5

Aggressively develop our global presence
•Our in-country China business performed well in the quarter, driven by customer and distribution expansion, alongside the introduction of innovative product offerings. The launch of Hormel® barbecue bites, for example, demonstrates our team’s deep understanding of consumer trends and their ability to create meaningful innovations that address market demands.

Execute our enterprise entertaining & snacking vision
•The Planters® brand continued to see sequential improvement in both distribution and overall retail sales4 in the quarter. This momentum reflects the brand’s strength in the marketplace and growth potential.
•We introduced innovative snacking experiences this quarter by launching Corn Nuts® partially popped corn kernels – blending the signature crunch of Corn Nuts® with the airy texture of popcorn in three flavor-packed varieties. We also expanded our Hormel Gatherings® line with a bold and spicy tray, meeting consumer demand for bold flavors and convenient, high-quality entertaining options.

Continue to transform & modernize our Company
•We successfully began operations at our new distribution center in the Memphis, Tennessee, metro-area. This strategically located facility allows us to better service our customers with greater speed, meeting the growing demand and expectations for timely deliveries.
•As part of our continuous review of assets and cost structure, we announced the closure of a California dry sausage production facility, and the movement of related production to other internal facilities. We believe this network optimization project will allow us to continue to create high-quality products for consumers while controlling costs and best serving our customers.

SEGMENT HIGHLIGHTS – SECOND QUARTER

Retail
•Volume down 7%
•Net sales flat
•Segment profit up 4%

Net sales in the second quarter of fiscal 2025 were comparable to the prior year, as high-single-digit growth from both our Mexican portfolio and value-added turkey products was primarily offset by the impacts of promotional timing. Two-thirds of the Retail segment's volume decline in the quarter was due to lower commodity shipments and contract manufacturing. Flagship and rising brands continued to hold leadership positions in their respective categories in the quarter. Notably, the Planters® brand exceeded volume and net sales expectations for the second quarter, while demand for Jennie-O® lean ground turkey remained strong. Retail segment profit increased in the second quarter of fiscal 2025, primarily due to benefits from operational efficiencies as part of the T&M initiative and favorable selling, general and administrative expenses.

Foodservice
•Volume down 7%; organic volume1 down 1%
•Net sales flat; organic net sales1 up 4%
•Segment profit down 6%

Organic net sales1 growth was broad-based in the Foodservice segment in the second quarter of fiscal 2025, with notable contributions from the customized solutions business and the turkey portfolio. Branded products such as Jennie-O®, Hormel® Fire Braised™ meats and Café H® globally inspired proteins delivered another quarter of strong volume and net sales growth. Several categories achieved volume growth in the second quarter of fiscal 2025, despite industry softness. Volume growth in these categories was more than offset by the impact of reduced commodity shipments. Segment profit decreased for the second quarter of fiscal 2025 as higher net sales were more than offset by margin pressures, primarily in non-core businesses. The Foodservice segment continued to benefit from an extensive range of solutions-based products, its direct-selling organization and a diverse channel presence during the second quarter.

International
•Volume up 9%
•Net sales up 7%
•Segment profit down 21%

Double-digit volume and net sales growth in exports, and robust growth in the China market drove top-line performance in the International segment in the second quarter of fiscal 2025. Strong shipments within the refrigerated portfolio, primarily of bacon and pepperoni, made the largest contribution to export growth. Our in-country China business continued to benefit from top-line momentum in both the retail and foodservice channels, supported by innovative product launches. International segment profit decreased in the second quarter of fiscal 2025 as meaningful net sales growth was primarily offset by a temporary shift in export customer mix and softness in Brazil.

SELECTED FINANCIAL DETAILS – SECOND QUARTER FISCAL 2025
•Advertising investments were $36 million, compared to $44 million last year. The decline was partially due to year over year timing impacts for investments in the Planters® brand. In the second half of fiscal 2025, the Company expects advertising investments to significantly increase compared to the prior year.

•The effective tax rate was 22.0%, compared to 22.5% last year, primarily due to higher federal deductions in the current year. The effective tax rate for fiscal 2025 is expected to be between 22.0% and 23.0%.

•Capital expenditures were $75 million, compared to $60 million last year. The largest projects in the quarter were related to capacity expansions for Hormel® Fire Braised™ products, Applegate® products, and investments in data and technology. The Company's target for capital expenditures in fiscal 2025 remains $275 million to $300 million.

•Depreciation and amortization expense was $64 million, comparable to last year. The full-year expectation for fiscal 2025 remains unchanged at approximately $265 million.

•The Company returned approximately $159 million to stockholders during the quarter through dividends.

PRESENTATION
A conference call will be webcast at 8:00 a.m. CT on May 29, 2025. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 800-549-8228 (toll-free) or 646-564-2877 (international) and providing the conference ID 97177. An audio replay is available at www.hormelfoods.com. The webcast replay will be available at noon CT, May 29, 2025, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the risk of disruption of operations, including at owned facilities, co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; the risk that the Company may fail to realize anticipated cost savings or operating profit improvements associated with strategic initiatives, including the Transform and Modernize initiative; risk of loss of a significant contract or unfavorable changes in the Company’s relationships with significant customers; risk of the Company’s inability to protect information technology (IT) systems against, or effectively respond to, cyber attacks, security breaches or other IT interruptions, against or involving the Company’s IT systems or those of others with whom it does business; risk of the Company’s failure to timely replace legacy technologies; deterioration of labor relations or labor availability or increases to labor costs; general risks of the food industry, including those related to food safety, such as costs resulting from food contamination, product recalls, the remediation of food safety events at its facilities, including the production disruption at the Suffolk, Virginia, facility, food-specific laws or regulations, or outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products, including due to private label products and lower-priced alternatives; risks related to the Company’s ability to respond to changing consumer preferences, diets and eating patterns, and the success of innovation and marketing investments; damage to the Company’s reputation or brand image; risks associated with climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the fact that the Company operates globally, with product manufactured and sold in foreign markets and a variety of inputs sourced from around the world, these risks including geopolitical risk, exchange rate risk, legal, tax, and regulatory risk, and risks associated with trade policies, export and import controls, and tariffs. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this press release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1Non-GAAP measure. Organic volume and organic net sales exclude the impact of the sale of Hormel Health Labs, LLC in the Foodservice segment in the fourth quarter of fiscal 2024. Adjusted performance measures exclude non-recurring impacts of the Company's Transform and Modernize initiative, loss on sale of business, and legal matters. See Appendix: Non-GAAP Measures to this press release for more information.
2Data aggregated from NielsenIQ Discover, Total US xAOC, 13 weeks ended 4/26/2025, SPINS Satori, Total US Natural, 12 weeks ended 4/20/2025
3Circana HH Panel, Total US All Outlets, 52 weeks ended 4/20/2025
4Circana Total US MULO+; 13 weeks ended 4/20/2025
5Technomic Ignite Menu data Q1 2025

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Six Months Ended
	April 27, 2025	April 28, 2024	April 27, 2025	April 28, 2024
Net Sales	$2,898,810	$2,887,352	$5,887,623	$5,884,263
Cost of Products Sold	2,414,377	2,383,546	4,927,957	4,871,723
Gross Profit	484,433	503,806	959,666	1,012,539
Selling, General, and Administrative	251,432	266,668	514,445	507,054
Equity in Earnings of Affiliates	15,350	15,182	31,461	31,273
Operating Income	248,352	252,320	476,682	536,758
Interest and Investment Income	1,653	13,497	10,857	32,932
Interest Expense	19,516	21,679	38,977	40,005
Earnings Before Income Taxes	230,489	244,139	448,561	529,685
Provision for Income Taxes	50,747	54,931	98,289	121,749
Effective Tax Rate	22.0%	22.5%	21.9%	23.0%
Net Earnings	179,742	189,207	350,272	407,936
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(275)	(70)	(320)	(204)
Net Earnings Attributable to Hormel Foods Corporation	$180,017	$189,278	$350,592	$408,140

Net Earnings Per Share
Basic	$0.33	$0.35	$0.64	$0.75
Diluted	$0.33	$0.34	$0.64	$0.74

Weighted-average Shares Outstanding
Basic	550,277	547,868	549,868	547,444
Diluted	550,611	548,685	550,233	548,303

Dividends Declared Per Share	$0.2900	$0.2825	$0.5800	$0.5650

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	April 27, 2025	October 27, 2024
Assets
Cash and Cash Equivalents	$669,688	$741,881
Short-term Marketable Securities	29,293	24,742
Accounts Receivable	743,981	817,908
Inventories	1,729,237	1,576,300
Taxes Receivable	50,529	50,380
Prepaid Expenses and Other Current Assets	59,341	35,265
Total Current Assets	3,282,069	3,246,476

Goodwill	4,920,635	4,923,487
Intangible Assets	1,724,810	1,732,705
Pension Assets	196,736	205,964
Investments in Affiliates	682,810	719,481
Other Assets	422,903	411,889
Net Property, Plant, and Equipment	2,191,843	2,194,728
Total Assets	$13,421,808	$13,434,729

Liabilities and Shareholders’ Investment
Accounts Payable & Accrued Expenses	$770,245	$801,984
Accrued Marketing Expenses	119,092	108,156
Employee-related Expenses	239,392	283,490
Interest and Dividends Payable	180,561	175,941
Taxes Payable	11,125	21,916
Current Maturities of Long-term Debt	7,249	7,813
Total Current Liabilities	1,327,664	1,399,299

Long-term Debt Less Current Maturities	2,850,697	2,850,944
Pension and Post-retirement Benefits	384,678	379,891
Deferred Income Taxes	594,504	589,366
Other Long-term Liabilities	222,324	211,219
Accumulated Other Comprehensive Loss	(298,601)	(263,331)
Other Shareholders’ Investment	8,340,542	8,267,342
Total Liabilities and Shareholders’ Investment	$13,421,808	$13,434,729

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Six Months Ended
	April 27, 2025	April 28, 2024	April 27, 2025	April 28, 2024
Operating Activities
Net Earnings	$179,742	$189,207	$350,272	$407,936
Depreciation and Amortization	63,963	63,630	129,835	127,696
Decrease (Increase) in Working Capital	(203,831)	(36,790)	(159,167)	78,611
Other	16,567	20,100	44,706	25,883
Net Cash Provided by (Used in) Operating Activities	56,441	236,147	365,646	640,127

Investing Activities
Net Sale (Purchase) of Securities	(3,349)	(4,535)	(4,735)	(5,499)
Proceeds from Sale of Business	(504)	—	13,139	—
Purchases of Property, Plant, and Equipment	(75,083)	(59,965)	(147,250)	(107,175)
Proceeds from (Purchases of) Affiliates and Other Investments	(1,305)	(450)	(2,699)	(450)
Other	1,905	388	2,877	408
Net Cash Provided by (Used in) Investing Activities	(78,336)	(64,562)	(138,668)	(112,716)

Financing Activities
Proceeds from Long-term Debt	—	497,765	—	497,765
Repayments of Long-term Debt and Finance Leases	(2,043)	(2,270)	(4,245)	(4,520)
Dividends Paid on Common Stock	(159,244)	(154,741)	(314,225)	(305,035)
Other	11,721	13,683	25,841	32,862
Net Cash Provided by (Used in) Financing Activities	(149,566)	354,437	(292,629)	221,072
Effect of Exchange Rate Changes on Cash	752	(2,865)	(6,542)	1,353
Increase (Decrease) in Cash and Cash Equivalents	(170,710)	523,156	(72,193)	749,836
Cash and Cash Equivalents at Beginning of Year	840,398	963,212	741,881	736,532
Cash and Cash Equivalents at End of Period	$669,688	$1,486,368	$669,688	$1,486,368

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended			Six Months Ended
	April 27, 2025	April 28, 2024	% Change	April 27, 2025	April 28, 2024	% Change
Volume (lbs.)
Retail	677,277	724,994	(6.6)	1,414,162	1,490,406	(5.1)
Foodservice	242,595	261,832	(7.3)	486,449	517,839	(6.1)
International	79,518	73,017	8.9	154,087	153,153	0.6
Total Volume (lbs.)	999,390	1,059,843	(5.7)	2,054,698	2,161,397	(4.9)

Net Sales
Retail	$1,783,835	$1,788,556	(0.3)	$3,673,968	$3,699,827	(0.7)
Foodservice	936,442	932,003	0.5	1,866,627	1,845,090	1.2
International	178,533	166,794	7.0	347,028	339,346	2.3
Total Net Sales	$2,898,810	$2,887,352	0.4	$5,887,623	$5,884,263	0.1

Segment Profit
Retail	$137,135	$132,399	3.6	$256,281	$281,904	(9.1)
Foodservice	140,633	149,302	(5.8)	279,459	299,466	(6.7)
International	18,407	23,202	(20.7)	39,252	43,234	(9.2)
Total Segment Profit	296,175	304,903	(2.9)	574,992	624,603	(7.9)
Net Unallocated Expense	65,411	60,694	7.8	126,111	94,714	33.1
Noncontrolling Interest	(275)	(70)	(291.9)	(320)	(204)	(56.7)
Earnings Before Income Taxes	$230,489	$244,139	(5.6)	$448,561	$529,685	(15.3)

APPENDIX: NON-GAAP MEASURES
This press release includes measures of financial performance that are not defined by U.S. generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP measures provide useful information to investors because they aid analysis and understanding of the Company’s results and business trends relative to past performance and the Company’s competitors. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Transform and Modernize (T&M) Initiative
In the fourth quarter of fiscal 2023, the Company announced a multi-year T&M initiative. In presenting non-GAAP measures, the Company adjusts for (i.e., excludes) expenses for this initiative that are non-recurring, which are primarily project-based external consulting fees and expenses related to supply chain and portfolio optimization (e.g., asset write-offs, severance, or relocation-related costs). The Company believes that non-recurring costs associated with the T&M initiative are not reflective of the Company’s ongoing operating cost structure; therefore, the Company is excluding these discrete costs. The Company does not adjust for (i.e., does not exclude) certain costs related to the T&M initiative that are expected to continue after the project ends, such as software license fees and internal employee expenses, because those costs are considered ongoing in nature as a component of normal operating costs. The Company also does not adjust for savings realized through the T&M initiative as these are considered ongoing in nature and reflective of expected future operating performance.

Loss on Sale of Business
In the first quarter of fiscal 2025, the Company sold Mountain Prairie, LLC, a non-core sow operation, resulting in a loss on the sale. The Company believes the one-time detriment from the sale, including transaction costs, is not reflective of the Company’s ongoing operating cost structure, is not indicative of the Company’s core operating performance, and is not meaningful when comparing the Company’s operating performance against that of prior periods. Thus, the Company has adjusted for (i.e. excluded) the loss.

Legal Matters
From time to time, the Company incurs expenses related to discrete legal matters that the Company believes are not indicative of the Company’s core operating performance, do not reflect expected future operating costs, and are not meaningful when comparing the Company’s operating performance against that of prior periods. The Company adjusts for (i.e., excludes) these expenses.

Litigation Settlements
In the second quarter of fiscal 2024, the Company agreed to settle with three classes of plaintiffs in the pork antitrust litigation. In the first quarter of fiscal 2025, the Company entered into a settlement agreement with an additional plaintiff in this matter.

Organic Volume and Organic Net Sales
The non-GAAP measures of organic volume and organic net sales are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic volume and organic net sales exclude the impact of the sale of Hormel Health Labs, LLC in the Foodservice segment in the fourth quarter of fiscal 2024.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP measures presented in this press release. The tax impacts were calculated using the effective tax rate for the quarter in which the transactions occurred.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Six Months Ended
In thousands, except per share amounts	April 27, 2025	April 28, 2024	April 27, 2025	April 28, 2024
Cost of Products Sold (GAAP)	$2,414,377	$2,383,546	$4,927,957	$4,871,723
Transform and Modernize Initiative(1)	(2,777)	(1,823)	(2,963)	(3,420)
Adjusted Cost of Products Sold (Non-GAAP)	$2,411,600	$2,381,723	$4,924,994	$4,868,303

SG&A (GAAP)	$251,432	$266,668	$514,445	$507,054
Transform and Modernize Initiative(2)	(13,775)	(10,021)	(27,743)	(18,736)
Loss on Sale of Business	—	—	(11,324)	—
Litigation Settlements	—	(11,750)	(240)	(11,750)
Adjusted SG&A (Non-GAAP)	$237,657	$244,898	$475,138	$476,568

Operating Income (GAAP)	$248,352	$252,320	$476,682	$536,758
Transform and Modernize Initiative(1)(2)	16,552	11,843	30,706	22,156
Loss on Sale of Business	—	—	11,324	—
Litigation Settlements	—	11,750	240	11,750
Adjusted Operating Income (Non-GAAP)	$264,903	$275,914	$518,952	$570,665

Earnings Before Income Taxes (GAAP)	$230,489	$244,139	$448,561	$529,685
Transform and Modernize Initiative(1)(2)	16,552	11,843	30,706	22,156
Loss on Sale of Business	—	—	11,324	—
Litigation Settlements	—	11,750	240	11,750
Adjusted Earnings Before Income Taxes (Non-GAAP)	$247,040	$267,732	$490,831	$563,591

Provision for Income Taxes (GAAP)	$50,747	$54,931	$98,289	$121,749
Transform and Modernize Initiative(1)(2)	3,641	2,665	6,727	4,985
Loss on Sale of Business	—	—	2,469	—
Litigation Settlements	—	2,644	52	2,644
Adjusted Provision for Income Taxes (Non-GAAP)	$54,388	$60,240	$107,537	$129,378

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$180,017	$189,278	$350,592	$408,140
Transform and Modernize Initiative(1)(2)	12,910	9,179	23,979	17,171
Loss on Sale of Business	—	—	8,855	—
Litigation Settlements	—	9,106	188	9,106
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$192,928	$207,562	$383,615	$434,418

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Six Months Ended
In thousands, except per share amounts	April 27, 2025	April 28, 2024	April 27, 2025	April 28, 2024
Diluted Earnings Per Share (GAAP)	$0.33	$0.34	$0.64	$0.74
Transform and Modernize Initiative(1)(2)	0.02	0.02	0.04	0.03
Loss on Sale of Business	—	—	0.02	—
Litigation Settlements	—	0.02	—	0.02
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.35	$0.38	$0.70	$0.79

SG&A as a Percent of Net Sales (GAAP)	8.7%	9.2%	8.7%	8.6%
Transform and Modernize Initiative(2)	(0.5)	(0.3)	(0.5)	(0.3)
Loss on Sale of Business	—	—	(0.2)	—
Litigation Settlements	—	(0.4)	—	(0.2)
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	8.2%	8.5%	8.1%	8.1%

Operating Margin (GAAP)	8.6%	8.7%	8.1%	9.1%
Transform and Modernize Initiative(1)(2)	0.6	0.4	0.5	0.4
Loss on Sale of Business	—	—	0.2	—
Litigation Settlements	—	0.4	—	0.2
Adjusted Operating Margin (Non-GAAP)	9.1%	9.6%	8.8%	9.7%

(1)    Comprised primarily of asset write-offs and severance expenses related to supply chain and portfolio optimization.
(2)    Comprised primarily of project-based external consulting fees.

ORGANIC VOLUME AND ORGANIC NET SALES (NON-GAAP)

	Quarter Ended
	April 27, 2025	April 28, 2024
In thousands	GAAP	GAAP	Divestiture	Non-GAAP Organic	Non-GAAP % Change
Volume (lbs.)
Retail	677,277	724,994	—	724,994	(6.6)
Foodservice	242,595	261,832	(16,585)	245,246	(1.1)
International	79,518	73,017	—	73,017	8.9
Total Volume (lbs.)	999,390	1,059,843	(16,585)	1,043,258	(4.2)

Net Sales
Retail	$1,783,835	$1,788,556	$—	$1,788,556	(0.3)
Foodservice	936,442	932,003	(28,211)	903,792	3.6
International	178,533	166,794	—	166,794	7.0
Total Net Sales	$2,898,810	$2,887,352	$(28,211)	$2,859,141	1.4

	Six Months Ended
	April 27, 2025	April 28, 2024
In thousands	GAAP	GAAP	Divestiture	Non-GAAP Organic	Non-GAAP % Change
Volume (lbs.)
Retail	1,414,162	1,490,406	—	1,490,406	(5.1)
Foodservice	486,449	517,839	(32,516)	485,323	0.2
International	154,087	153,153	—	153,153	0.6
Total Volume (lbs.)	2,054,698	2,161,397	(32,516)	2,128,882	(3.5)

Net Sales
Retail	$3,673,968	$3,699,827	$—	$3,699,827	(0.7)
Foodservice	1,866,627	1,845,090	(55,109)	1,789,981	4.3
International	347,028	339,346	—	339,346	2.3
Total Net Sales	$5,887,623	$5,884,263	$(55,109)	$5,829,154	1.0

Forward-looking GAAP to Non-GAAP Measures
Our fiscal 2025 outlook for adjusted operating income and diluted earnings per share are non-GAAP measures that exclude, or have otherwise been adjusted for, items impacting comparability, including estimated charges associated with the T&M initiative and the loss on sale of business. The Company’s strategic investments in the T&M initiative are expected to cease at the end of the investment period. The Company believes the one-time detriment from the sale, including transaction costs, is not reflective of the Company’s ongoing operating cost structure. These items are not expected to recur in the foreseeable future and are not considered representative of the Company’s underlying operating performance.

The tables below show the calculation to reconcile from the estimated fiscal 2025 GAAP measure to the estimated non-GAAP adjusted measure.

	Fiscal 2025 Outlook
In millions	Revised			Previous
Operating Income (GAAP)	$1,118	-	$1,185	$1,118	-	$1,212
Transform and Modernize Initiative	46	-	52	46	-	52
Loss on Sale of Business	11	-	11	11	-	11
Adjusted Operating Income (Non-GAAP)	$1,175	-	$1,248	$1,175	-	$1,275

	Fiscal 2025 Outlook
	Revised	Previous
Diluted Earnings per Share (GAAP)	$1.49 - $1.59	$1.49 - $1.63
Transform and Modernize Initiative	$0.07	$0.07
Loss on Sale of Business	$0.02	$0.02
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.58 - $1.68	$1.58 - $1.72